Exhibit 99.01
Diamond Foods Reports Record Sales
For the First Quarter of Fiscal 2008
•	Net sales and EPS exceeds upper end of guidance range:
•	North American Retail sales increased 10% to $122 million;

•	Snack sales increased 21% to $19 million;

•	EPS was $0.52, up 8% from prior year on a non-GAAP basis.
•	Full-year sales guidance increased.
•	Investor conference call today at 1:30 p.m. Pacific Time.
STOCKTON, Calif., December 10, 2007 — Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack products, today reported financial results for its fiscal 2008 first quarter.
Net sales increased 9 percent to $184.5 million for the three months ended October 31, 2007, compared to $169.5 million for the three months ended October 31, 2006. GAAP diluted earnings per share (EPS) was $0.52 compared to $0.61 for the prior year’s comparable period. EPS for the quarter increased 8 percent compared to the 2007 first quarter non-GAAP EPS of $0.48. Non-GAAP EPS for the prior year excludes a gain of $0.11 per share from the curtailment of a pension plan, and a net gain of $0.02 per share principally related to closing and selling a production facility and consolidating operations in another facility. Further details about non-GAAP EPS are provided below under the heading “About Diamond’s Non-GAAP Financial Measures.”
“We are off to a strong start in fiscal 2008,” said Michael J. Mendes, President and CEO. “We were able to successfully increase prices in this high input cost environment, enabling Diamond to beat its estimates while investing in our brands. These investments, particularly for our Emerald brand, will help drive increased sales as the year progresses. In food stores, where Emerald is more fully distributed than in other channels, sales have grown over 30 percent in eight out of the last eleven months. This is a strong indication of the underlying strength of the brand on a same-store sales basis.”
Recent Financial and Corporate Development Highlights
•	Exceeded sales and EPS targets for the quarter. Total sales exceeded the target of $170 million to $180 million, and EPS exceeded the target of $0.42 to $0.48 per share;

•	Diamond’s snack sales in U.S. food stores grew 28 percent during the 12-weeks ended November 4, 2007, 10 times faster than the category, bringing Emerald’s share of the snack nut market to 4.6 percent. Emerald’s share of tree nuts grew to 5.6 percent during this period;

•	Paid a quarterly dividend of $0.045 per share on October 23, 2007 to shareholders of record as of October 12, 2007, which represented a 50 percent increase in the dividend rate compared to prior periods.

Fiscal 2008 Outlook
Diamond has increased its full-year fiscal 2008 net sales guidance to between $535 million and $555 million. Previously, this estimate was for $530 million to $550 million.
Other guidance remains unchanged:
•	Snack sales growth of between 50 percent and 65 percent;

•	North American Retail sales growth of at least 19 percent;

•	Gross margin improvement of approximately 100 basis points over 2007 resulting from a mix of higher-margin retail business and cost savings initiatives;

•	Advertising expenditures of between $20 million and $22 million;

•	Earnings before interest, income taxes, equity compensation and depreciation and amortization (adjusted EBITDA) of $35.9 million to $38.5 million.

•	Full-year EPS of between $0.80 to $0.90, which includes the after-tax effects of stock-based compensation of $0.25 to $0.27 per share.
For the three months ending January 31, 2008 Diamond expects the following:
•	Net sales of between $130 million and $140 million;

•	EPS of between $0.12 and $0.17.
Financial Results
Net sales by product line were:

	Three months ended
	October 31,
(in thousands)	2007	2006

Culinary	$72,547	$67,721

Snack	18,603	15,391

In-shell	30,915	27,557

Total North American Retail	122,065	110,669

Ingredient	15,252	22,169

International	46,461	35,981

Other	759	693

Total	$184,537	$169,512

Gross margin as a percentage of net sales was 16.0 percent and 16.5 percent for the three months ended October 31, 2007 and 2006, respectively. Gross margin per pound shipped increased 9.2 percent to $0.378 for the three months ended October 31, 2007, compared to $0.346 during the comparable prior year period.
Selling, general and administrative expense for the three months ended October 31, 2007 was $11.4 million compared to $11.5 million for the comparable prior year period, and includes $1.6 million and $1.3 million of stock-based compensation, respectively. Selling, general and administrative expense as a percentage of net sales was 6.2 percent in the quarter, compared to 6.8 percent for the comparable prior year period.
Advertising expense for the three months ended October 31, 2007 was $4.4 million compared to $3.2 million for the comparable prior year period.
Net interest and other expenses for the three months ended October 31, 2007 was $0.4 million, compared to $0.3 million for the comparable prior year period.
As of October 31, 2007, Diamond had $1.7 million in cash and cash equivalents, $3.8 million in short-term debt, $20.0 million in long-term debt, and 16 million common shares issued and outstanding. Adjusted EBITDA was $16.9 million during the quarter, compared to $16.3 million for the prior year period. Adjusted EBITDA for both years excludes non-cash stock-based compensation; adjusted EBITDA for the prior year period excludes a gain on the curtailment of a pension plan, and a gain related to closing and selling a production facility and consolidating operations in another facility.
Conference Call
Diamond will host an investor conference call and web cast today, December 10, 2007 at 1:30 p.m. Pacific Time to discuss fiscal 2008 first quarter results. The dial-in number for the conference call is 877-243-0333 for U.S./Canada participants and 706-634-1263 for all other participants. The conference ID is 246-75692.
A taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion, and will remain available through December 17, 2007 at midnight Eastern Time, and can be accessed by dialing 800-642-1687 for U.S./Canada callers and 706-645-9291 for international callers, with the conference ID above. To access the live web cast of the call, visit the Diamond Foods website at http://www.diamondfoods.com/ and select “Investor Relations.” An archived web cast will also be available at http://www.diamondfoods.com/ under “Investor Relations.”

Financial Statements
Diamond’s financial results for the three months ended October 31, 2007 and 2006 were as follows:

	Three months ended
	October 31,
(in thousands, except per share amounts)	2007	2006

Net sales	$184,537	$169,512
Cost of sales	154,988	141,572

Gross margin	29,549	27,940
Operating expenses:
Selling, general and administrative	11,388	11,533
Advertising	4,356	3,237
Restructuring and other costs, net	—	(664)
Gain on curtailment of defined benefit plan	—	(3,039)

Total operating expenses	15,744	11,067

Income from operations	13,805	16,873
Interest expense, net	351	281
Other	—	(30)

Income before income tax expense	13,454	16,622
Income tax expense	5,112	6,981

Net income	$8,342	$9,641

Earnings per share:
Basic	$0.52	$0.61
Diluted	$0.52	$0.61

Shares used to compute earnings per share:
Basic	15,994	15,737
Diluted	15,994	15,737
Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three months ended October 31, 2007 and 2006.

	Three months ended
	October 31,
(in thousands)	2007	2006

Net sales	$184,537	$169,512
Cost of sales	154,988	141,572

Gross margin	29,549	27,940

Operating expenses:
Selling, general and administrative	11,388	11,533
Advertising	4,356	3,237

Non-GAAP total operating expenses	15,744	14,770

Non-GAAP operating income	13,805	13,170
Interest expense, net	351	281
Other income, net	—	(30)

Non-GAAP income before income tax expense	$13,454	$12,919

Reconciliation of GAAP to non-GAAP financial information:

	Three months ended
	October 31,
(in thousands, except per share amounts)	2007	2006

GAAP income before income tax expense	$13,454	$16,622
Adjustments to remove restructuring and other costs and gain on curtailment of defined benefit plan	—	(3,703)

Non-GAAP income before income tax expense	13,454	12,919

GAAP income tax expense	5,112	6,981
Adjustment for tax effects of Non-GAAP adjustments	—	(1,555)

Non-GAAP income tax expense	5,112	5,426

Non-GAAP net income	$8,342	$7,493

Non-GAAP EPS-diluted	$0.52	$0.48
Shares used in computing Non-GAAP EPS-diluted	15,994	15,737
Reconciliation of GAAP income from operations to non-GAAP adjusted EBITDA:

				Three months
	Year ended July 31,			ended
(in thousands)		Guidance 2008		October 31,
	2007			2007	2006
	Actual	Low end	High end	Actual	Actual

GAAP income from operations	$12,615	$22,100	$24,700	$13,805	$16,873
Stock-based compensation expense *	5,859	6,800	6,800	1,569	1,259
Depreciation and amortization	7,561	7,000	7,000	1,545	1,826
Restructuring and other costs, net	(15)	—	—	—	(664)
Loss (gain) on termination (curtailment) of defined benefit plan	3,054	—	—	—	(3,039)

Non-GAAP Adjusted EBITDA	$29,074	$35,900	$38,500	$16,919	$16,255

*	2008 full-year stock-based compensation represents the mid-point of guidance.
About Diamond’s non-GAAP Financial Measures. This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:

•	Restructuring and other costs in fiscal year 2007 which are principally related to the closure of Diamond’s Lemont facility and the costs incurred to consolidate operations in its Fisher’s facility, a gain on the sale of the Lemont facility, the estimated costs of terminating certain contracts and certain non-recurring professional service fees. Diamond’s management believes it is useful to investors to exclude these amounts since they are non-recurring in nature and are not reflective of the operating results of Diamond on an on-going basis.

•	Amounts associated with terminating its pension plan for administrative employees in fiscal year 2007 due to its non-recurring nature.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, supply shortages, delayed crop harvests, and/or price increases that could hurt our profitability. (3) We face intense competition from national and regional competitors, including those in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Our growth depends on penetrating new distribution channels and expanding distribution in existing channels. (6) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (7) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (8) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (9) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations at 415-445-7430 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond and Emerald brands.
Contacts:

Investors:	Media:
Bob Philipps	Chase
VP, Treasury & Investor Relations	Access Communications
415.445.7426	415.844.6289
bphilipps@diamondfoods.com	chase@accesspr.com
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